As filed with the Securities and Exchange Commission on November 19, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNTHESIS ENERGY SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2110031
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6330 West Loop South, Suite 300
Houston, Texas 77401
(Address and Zip Code of Principal Executive Offices)

SYNTHESIS ENERGY SYSTEMS, INC.
AMENDED AND RESTATED 2005 INCENTIVE PLAN
(Full Title of the Plan)

Name, Address and Telephone	Copy of Communications to:
Number of Agent for Service:

Timothy E. Vail President and Chief Executive Officer Synthesis Energy Systems, Inc. 6330 West Loop South, Suite 300 Houston, Texas 77401 (713) 579-0600	Robert G. Reedy Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, Texas 77002-6336 (713) 226-6000
CALCULATION OF REGISTRATION FEE

			Proposed
	Amount to	Proposed Maximum Offering	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	be Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $.01 per share	6,000,000	$11.49	$68,940,000	$2,117

(1)	Pursuant to Rule 416(a), also registered hereunder are an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the Amended and Restated Synthesis Energy Systems, Inc. 2005 Incentive Plan, as amended (the “Plan”).

(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The Nasdaq Capital Market on Novmber 14, 2007, $11.49.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION
     Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”), is omitted from this registration statement (this “Registration Statement”) in accordance with the Note to Part I of Form S-8.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
     Information required by Part I of Form S-8 to be contained in prospectuses meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by Synthesis Energy Systems, Inc, a Delaware corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference:
•	Annual Report on Form 10-KSB filed on September 20, 2007 (File No. 001-33522)

•	Quarterly Report on Form 10-QSB filed on November 13, 2007 (File No. 001-33522)

•	Current Reports on Form 8-K filed on September 27, 2007, October 2, 2007, October 15, 2007, November 2, 2007, November 8, 2007 and November 8, 2007. (File No. 001-33522) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

•	A description of the Company’s common stock contained in its registration statement on Form 8-A/A filed and effective on June 26, 2007 (File No. 001-33522) and including any other amendments or reports filed for the purpose of updating such description.
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Delaware Law
     Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL:
•	for any breach of the director’s duty of loyalty to we or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.
     This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
     If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Certificate of Incorporation and Bylaws
     Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

     The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.
     The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our amended and restated bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
     Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.
     Our amended and restated bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our amended and restated bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our amended and restated bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     Any repeal or amendment of provisions of our amended and restated bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.

ITEM 8. EXHIBITS

Exhibit
No.	Description
4.1	Amended and Restated Synthesis Energy Systems, Inc. 2005 Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on May 1, 2007).

*5.1	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

*23.1	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP Independent Registered Public Accounting Firm.

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.

ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 19th day of November, 2007.

SYNTHESIS ENERGY SYSTEMS, INC.
By:	/s/ Timothy E. Vail
Timothy E. Vail
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy E. Vail and David Eichinger, and each of them, either of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the provisions of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity In Which Signed	Date

/s/ Timothy E. Vail Timothy E. Vail	President and Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2007

/s/ David Eichinger David Eichinger	Chief Financial Officer and Senior Vice President of Corporate Development (Principal Financial Officer)	November 19, 2007

/s/ Carol Pearson Carol Pearson	Corporate Controller and Secretary (Principal Accounting Officer)	November 19, 2007

/s/ Donald Bunnell Donald Bunnell	President, Chief Executive Officer — Asia Pacific and Director	November 19, 2007

/s/ Lorenzo Lamadrid Lorenzo Lamadrid	Director	November 19, 2007

/s/ Michael Storey Michael Storey	Director	November 19, 2007

/s/ Denis Slavich Denis Slavich	Director	November 19, 2007

/s/ Harry Rubin Harry Rubin	Director	November 19, 2007

INDEX TO EXHIBITS

Exhibit
No.	Description
*4.1	Amended and Restated Synthesis Energy Systems, Inc. 2005 Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Company’s Registration Statement (Registration No. 333-140367) on Form SB-2 filed on May 1, 2007).

*5.1	Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

*23.1	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

*23.2	Consent of KPMG LLP Independent Registered Public Accounting Firm.

*24.1	Power of Attorney (included on signature page of this registration statement).

*	Filed herewith.